Exhibit 99.1

                   WGNB CORP. ANNOUNCES FIRST QUARTER EARNINGS

CARROLLTON, GA, APRIL 2, 2004 - WGNB Corp. (NASDAQ:WGNB), the holding company for West Georgia National Bank, announced its first quarter 2004 earnings of $1,311,000 or $0.39 per diluted share compared to first quarter of 2003 of $1,355,000 or $0.39 per diluted share, a decrease of $44,000 or 3.25 percent.

     The company has now eclipsed the $400 million mark with total assets of $419 million as of March 31, 2004. This represents $30 million or 7.7 percent in growth since March 31, 2003.

     "Our first quarter went as expected and we are starting to see commercial loan production pick-up," said Steven J. Haack, chief financial officer.
"However, mortgage loan origination is not what it was a year ago, as refinancing has slowed considerably. The good news is that new home financing remains consistent."

     "Our success is a direct result of the talented directors, officers and staff of West Georgia National Bank," said L. Leighton Alston, CEO of WGNB Corp.
"I am continually impressed with the collaborative effort that results in excellent performance for the bank. The future of our company is bright and, with the appointment of H.B. 'Rocky' Lipham, III as the new bank president, our team is poised to capitalize on future opportunities. Rocky has been with the bank for more than ten years and brings a high level of excitement to our organization by applying his unique skill set to his new role."

ABOUT  WGNB  CORP.

          WGNB Corp. stock is traded on the NASDAQ Small Cap market under the ticker WGNB. West Georgia National Bank has seven full service locations in Carrollton, Bowdon, Villa Rica and Douglasville and total assets of $419 million. The bank is the largest and most enduring locally owned community bank in Carroll County.

     For more information about WGNB, visit the bank's Web site, www.wgnb.com.
          Interested parties may contact Steven J. Haack, chief financial officer, via e-mail at shaack@wgnb.com or at the mailing address of WGNB Corp., P.O. Box 280, Carrollton, Georgia 30112 to request information.


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                                   WGNB CORP.
                              FINANCIAL HIGHLIGHTS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              March 31, 2004    March 31,
                                               (unaudited)        2003
For the Year the Date                                          (unaudited)
-------------------------------------------  ----------------  -----------
   Total interest income                     $         5,900   $    5,908
   Total interest expense                              1,753        2,006
                                             ----------------  -----------
   Net interest income                                 4,147        3,902
   Provision for loan loss                               150           75
                                             ----------------  -----------
   Net interest income after provision                 3,997        3,827
   Total other income                                  1,363        1,325
   Total other expense                                 3,448        3,193
                                             ----------------  -----------
   Earnings before income taxes                        1,912        1,959
   Income taxes                                          601          604
                                             ----------------  -----------
   Net earnings                                        1,311        1,355
                                             ================  ===========
Per Share Data:
   Net earnings                                         0.40         0.41
   Diluted net earnings                                 0.39         0.39
   Cash dividends declared year to date                .1825        .1600
   Book Value                                          13.07        11.93
At Period End:
   Total loans                                       319,317      284,783
   Earning assets                                    391,161      372,233
   Assets                                            419,001      389,126
   Deposits                                          316,864      300,833
   Stockholders' equity                               43,233       39,485
   Weighted average shares outstanding             3,306,963    3,307,296
Key Performance Ratios Year to Date:
   Return on average assets                             1.31%        1.38%
   Return on average equity                            12.17%       15.83%
   Net interest margin, tax equivalent                  4.70%        4.44%
   Dividend payout ratio                               46.04%       39.02%
   Overhead ratio                                      62.57%       61.09%
Asset Quality Ratios:
   Non-performing assets/loans & REO                    0.75%        0.42%
   Loan loss reserve/total loans                        1.14%        1.22%
   Loan loss reserve/non-performing assets            151.87%      289.53%
   Loan loss reserve/total capital                      8.38%       10.19%
Capital Ratios:
   Tier 1 capital/total average assets                 10.29%        9.82%
   Risk based capital ratio                            13.65%       14.19%


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